Filed Under Rule 424(b)(3), Registration Statement No. 333-249702
Pricing Supplement No. 523 - Dated Monday, November 15, 2021 (To: Prospectus Dated October 28, 2020 and Prospectus Supplement Dated October 30, 2020
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FP83	[]	100.000%	1.550%	[]	Fixed	1.900%	Monthly	12/15/2029	12/15/2021	$1.00	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 11/15/2023 and Monthly thereafter with 30 Calendar Days' Notice.

National Rural Utilities Cooperative Finance Corp
Offering Date: Monday, November 15, 2021 through Monday, November 22, 2021
Trade Date: Monday, November 22, 2021 @12:00 PM ET
Settle Date: Friday, November 26, 2021
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX, LLC, Citigroup, Wells Fargo Advisors, RBC Capital Markets

Trustee: U.S. Bank National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of InspereX Holdings, LLC. All Rights Reserved.
National Rural Utilities Cooperative Finance Corp Prospectus dated October 28, 2020 and Prospectus Supplement Dated: October 30, 2020